Exhibit (a)(1)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
EDUCATION LENDING GROUP, INC.
at
$19.05 Net Per Share
by
CIT ELG CORPORATION
a wholly owned subsidiary of
CIT GROUP INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 11, 2005, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 4, 2005 (THE “MERGER AGREEMENT”) AMONG CIT GROUP INC. (“PARENT”), CIT ELG CORPORATION (“PURCHASER”) AND EDUCATION LENDING GROUP, INC. (THE “COMPANY”). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK THAT WHEN ADDED TO SHARES ALREADY OWNED BY PARENT AND ANY OF ITS AFFILIATES REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 1 AND SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE AND UPON THE UNANIMOUS RECOMMENDATION OF A STRATEGIC COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER (AS DEFINED BELOW) AND THE MERGER (AS DEFINED BELOW) ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder’s shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares, and any other required documents, to the Depositary or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

        A stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

January 14, 2005

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are CIT ELG Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of CIT Group Inc. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

•	CIT Group Inc. is a global commercial and consumer finance company that was founded in 1908. CIT Group Inc. provides financing and leasing capital for companies in a wide variety of industries, offering vendor, equipment, commercial, factoring, consumer and structured financing products. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights, of Education Lending Group, Inc. See “Introduction” and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $19.05 per share, net to the seller in cash, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction”, Section 1 and Section 5.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	We are not obligated to purchase any shares unless there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares that, when added to the shares already owned by CIT Group Inc. and any of its affiliates, shall constitute a majority of the then outstanding shares on a fully diluted basis. CIT Group Inc. has entered into agreements with the holders of approximately 20% of the issued and outstanding shares of Education Lending Group, Inc. pursuant to which the shareholders have agreed to tender into the offer all of the shares of Education Lending Group, Inc. that they own. See Section 1 and Section 14.

•	We are not obligated to purchase any shares unless, prior to the expiration of the offer, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated. See Section 15.

These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Section 1 and Section 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. CIT Group Inc. will provide us with the funds necessary to purchase the shares in the offer. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	Because the form of payment consists solely of cash and all of the funding which will be needed will be provided from the available cash of CIT Group Inc., we do not think our financial condition is relevant to your decision to tender in the offer.

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HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have at least until 12:00 midnight, New York City time, on Friday, February 11, 2005, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	Subject to the terms of the Merger Agreement and applicable law, we may extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. In addition, under certain circumstances and subject to certain limitations, we will extend the offer at the request of Education Lending Group, Inc. Finally, we may extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Section 1 and Section 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform The Bank of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

•	complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with your share certificates and any other required documents, to the Depositary;

•	tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

•	if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to The Bank of New York prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after March 14, 2005. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to The Bank of New York while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES EDUCATION LENDING GROUP, INC.’S BOARD OF DIRECTORS THINK OF THE OFFER?

•	The Board of Directors of Education Lending Group, Inc., by unanimous vote and upon the unanimous recommendation of a strategic committee of the Board of Directors, has determined that the Merger Agreement, the offer and the merger are advisable, fair to and in the best interests of the Company and its stockholders, has approved the Merger Agreement, the offer and the merger, and recommends that its stockholders accept the offer and tender their Shares in the offer. See “Introduction”.

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WILL EDUCATION LENDING GROUP, INC. CONTINUE AS A PUBLIC COMPANY?

•	If the merger occurs, Education Lending Group, Inc. will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and Education Lending Group, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we acquire a majority of the outstanding shares on a fully diluted basis, we will merge with and into Education Lending Group, Inc. If the merger occurs, Education Lending Group, Inc. will become a wholly owned subsidiary of CIT Group Inc., and each issued and then outstanding share (other than any shares held in the treasury of Education Lending Group, Inc., or owned by CIT ELG Corporation, CIT Group Inc. or any of its direct or indirect wholly owned subsidiaries and any shares held by stockholders seeking appraisal for their shares) shall be canceled, and each holder of a canceled share will have the right to receive $19.05 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest. See “Introduction”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share without interest as if you had tendered your shares in the offer.

•	If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or another securities market, there may not be a public trading market for the shares and Education Lending Group, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

•	Following the offer it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On January 4, 2005, the last full trading day before we announced our offer, the closing price per share reported on the Nasdaq National Market was $15.42 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 or (800) 859-8509. See the back cover of this Offer to Purchase.

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To the Holders of Common Stock of Education Lending Group, Inc.:

INTRODUCTION

        CIT ELG Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of CIT Group Inc., a Delaware corporation (“Parent”), hereby offers to purchase all the shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated January 4, 2005, between the Company (defined below) and American Stock Transfer & Trust Company, as rights agent (together, the “Shares”), of Education Lending Group, Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $19.05 per Share (the “Offer Consideration”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See Section 8 for additional information concerning Parent and Purchaser.

        Tendering stockholders who are record owners of their Shares and tender directly to The Bank of New York (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 16.

        THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”), BY UNANIMOUS VOTE AND UPON THE UNANIMOUS RECOMMENDATION OF A STRATEGIC COMMITTEE OF THE BOARD, HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER (AS DEFINED BELOW) AND THE MERGER (AS DEFINED BELOW) ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

        UBS Securities LLC (“UBS”) has delivered to the Board its written opinion dated January 4, 2005 to the effect that, as of the date of such opinion, the cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent, Purchaser and their respective affiliates) is fair, from a financial point of view, to such holders. A copy of the written opinion of UBS is contained in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer and which is being mailed to the Company’s stockholders with this Offer to Purchase. The Company’s stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by UBS.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WHEN ADDED TO SHARES ALREADY OWNED BY PARENT AND ANY OF ITS AFFILIATES REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE “MINIMUM CONDITION”) AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE “HSR CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 1 AND SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 4, 2005 (the “Merger Agreement”), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the satisfaction or, if permitted under the Merger Agreement, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent and any Shares which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded and perfected appraisal rights for such Shares in accordance with Delaware Law (“Dissenting Stockholders”)) shall be canceled and converted into the right to receive $19.05 in cash, or any higher price that may be paid per Share in the Offer, without interest (the “Merger Consideration”). The Shares held by Dissenting Stockholders shall be converted into, in connection with the Merger, the right to receive cash for the fair value of their Shares as determined to be due pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

        Concurrently with entering into the Merger Agreement, Parent and Robert deRose, Michael H. Shaut, Douglas L. Feist, James G. Clark, Fabrizio Balestri, Samuel Belzberg, C. David Bushley, Richard J. Hughes, Leo Kornfeld, Jeffrey E. Stiefler, Robert V. Antonucci, The deRose Foundation, The 5/29/1991 AMD Trust, The deRose Family Trust dated November 16, 1986 and Winton Capital Holding LTD (the “Stockholders”) entered into Stockholder Support Agreements, dated as of January 4, 2005 (the “Stockholders Agreements”), pursuant to which, provided the Merger Agreement has not been terminated, the Stockholders have agreed, among other things, (i) to validly tender (and not withdraw) their Shares into the Offer and (ii) to vote their Shares in favor of the Merger, if applicable. On January 4, 2005, the Stockholders owned (either beneficially or of record) 3,551,060 outstanding Shares, constituting approximately 20% of the Shares outstanding on December 31, 2004. The Minimum Condition would be satisfied if Purchaser acquired 6,955,146 outstanding Shares in addition to those required to be tendered pursuant to the Stockholders Agreements. For a more detailed description of the terms and conditions of the Stockholders Agreements, see Section 10.

        The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of that number of Shares which, when aggregated with the Shares then owned by Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis, the Company shall take all reasonable actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the ratio of the number of Shares beneficially owned by Purchaser or its affiliates to the number of Shares then outstanding. In the Merger Agreement, the Company has agreed, if practicable and as is necessary, to amend the Company’s bylaws to increase the size of the Board, or use reasonable efforts to secure the resignation of directors, or both, to permit that number of Purchaser’s designees to be elected to the Board; provided that, prior to the Effective Time, the Board will always have at least two members who are currently directors of the Company, except to the extent that no such individuals wish to be directors.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the purchase by Purchaser of all Shares validly tendered and not properly withdrawn in accordance with the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company’s certificate of incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires pursuant to the Offer at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Section 10 and Section 11.

        Under Delaware Law, if Purchaser acquires pursuant to the Offer at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the

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Company’s stockholders. In such event, Parent, Purchaser and the Company have agreed to cause the Merger to become effective in accordance with Delaware Law as soon as practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer and a vote of the Company’s stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

        The Company has advised Purchaser that as of December 31, 2004, 17,832,052 Shares were issued and outstanding and 3,180,359 Shares were reserved for issuance pursuant to outstanding employee and third-party stock options and warrants to purchase Shares. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 10,506,206 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company’s stockholders, if Purchaser acquired 18,911,170 Shares.

        Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below). See Section 1.

        No appraisal rights are available in connection with the Offer; however, stockholders will have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s stockholders. See Section 11.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.    Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Friday, February 11, 2005, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case “Expiration Date” shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

        The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion, and Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not decrease, without the consent of the Company, the price per Share payable in the Offer, change the form of consideration payable in the Offer, reduce the number of Shares to be purchased in the Offer, change the conditions to the Offer, impose conditions in addition to those set forth in Section 14, waive the Minimum Condition or change any other terms of the Offer in a manner adverse to holders of Shares.

        The Merger Agreement provides that, at the Company’s request, Purchaser will, and Parent will cause Purchaser to, extend the expiration date of the Offer from time to time for up to an aggregate of ten business days following the twentieth business day after the commencement of the Offer if the Minimum Condition is not fulfilled prior to 12:00 p.m. on the twentieth business day after the commencement of the Offer; provided, however, in no event shall Purchaser be required to extend the Offer beyond March 31, 2005. The Merger Agreement also provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept Shares for payment shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer. During any such extension described in this paragraph, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a

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tendering stockholder to withdraw such stockholder’s Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary and making a public announcement thereof.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if, at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

        Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied (or, to the extent permitted by the Merger Agreement, waived) but the number of Shares validly tendered and not withdrawn constitutes less than 90% of the Shares then outstanding, and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary and by making a public announcement thereof. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire on the next business day after the Expiration Date.

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        For purposes of the Offer, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Company has provided Purchaser with the Company’s stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

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        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instruction 1 and Instruction 5 of the Letter of Transmittal.

        Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

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(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery described above may not be used during any Subsequent Offering Period.

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys and proxies, each with full power of substitution, to vote in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 4, 2005). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment,

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all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4.    Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 14, 2005. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

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5.     Certain U.S. Federal Income Tax Consequences.

        The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter’s rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Shares in light of their particular circumstances, or to holders of Shares subject to special treatment under U.S. federal income tax law (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, U.S. persons (as defined below) whose functional currency is not the U.S. dollar, dealers in securities or currencies, and persons holding Shares as part of a straddle, hedge, conversion transaction or other integrated investment), and is limited to holders of Shares that are U.S. persons. For this purpose, a U.S. person is a beneficial owner of Shares that is for U.S. federal income tax purposes a citizen or resident alien individual of the United States, a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or if the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such a partnership will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds Shares should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The receipt of the Offer Consideration and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter’s rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at preferential rates provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

        Payments in connection with the Offer or the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder’s social security number or taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder’s correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder’s own tax advisor as to such stockholder’s qualifications for exemption from withholding and the procedure for obtaining such exemption.

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6.    Price Range of Shares; Dividends.

        The Shares are listed and traded on Nasdaq under the symbol “EDLG”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

Shares Market Data

	High	Low
2003:
First Quarter	$ 6.20	$ 4.14
Second Quarter	12.45	5.20
Third Quarter	11.80	8.25
Fourth Quarter	14.00	9.10

2004:
First Quarter	$15.90	$12.36
Second Quarter	19.00	14.13
Third Quarter	18.50	13.99
Fourth Quarter	17.48	11.87

2005:
First Quarter (through January 13, 2005)	$19.17	$15.35

        On January 4, 2005, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser’s intention to commence the Offer, the closing price per Share as reported on Nasdaq was $15.42. On January 13, 2005, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $18.97. As of January [•], 2005, the approximate number of holders of record of the Shares was 91.

        Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

        General. The Company is a Delaware corporation with its principal executive offices located at 12760 High Bluff Drive, Suite 210, San Diego, California 92130, Telephone: (858) 617-6080. The Company is a specialty finance company principally engaged in providing student loan products, services and solutions to students, parents, schools and alumni associations. Its business is focused on originating and purchasing guaranteed student loans made under the Federal Family Education Loan Program, known as FFELP, which includes consolidation loans, Stafford Loans and Parent Loans for Undergraduate Students (PLUS). The Company also offers and purchases alternative supplemental loans that may be guaranteed by a third-party guarantor.

       Certain Projected Financial Data of the Company.

        Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and, in connection with such review, received from the Company certain projections of the Company’s future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Parent and Purchaser. The Company has advised Parent and Purchaser that these projections were prepared by the Company’s management based on numerous assumptions, including, among others, projections of loan originations. No assurances can be given with respect to any such assumptions. As part of its due diligence, Parent

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used the information set forth below and the input of its financial advisor to assist it in assessing the value of the Company as if its operations were combined with those of Parent. The projections below assumed that the Company would remain independent and do not give effect to the Offer or the potential combination of the operations of Parent and the Company or any alterations Parent might make to the Company’s operations or strategy after the consummation of the Offer and the Merger. The information set forth below is presented for the limited purpose of giving the Company’s stockholders access to certain projected financial information prepared by the Company’s management that was made available to Parent and Purchaser.

	2004	2005	2006	2007
Total Gross Interest Income	$ 140,835,715	$ 173,462,974	$ 216,778,021	$ 280,220,416
Total Cost of Interest Income	(85,110,195)	(125,450,435)	(157,706,529)	(200,570,516)

Total Net Interest Income	$ 55,725,519	$ 48,012,539	$ 59,071,529	$ 79,649,900
Total Provision for Losses	(1,247,780)	(1,290,580)	(1,517,059)	(1,928,548)

Interest Income after Provision	$ 54,477,740	$ 46,721,959	$ 58,189,432	$ 77,721,352
Total Other Income	12,045,414	25,446,747	35,561,701	50,796,712
Total Operating Expenses	(50,855,757)	(82,834,897)	(54,001,507)	(57,484,216)

Net Income before Tax	$ 15,667,396	$ 19,333,809	$ 39,749,626	$ 71,033,848
Tax Expense	(372,128)	(500,000)	(500,000)	(24,861,847)

Net Income	$ 15,295,268	$ 18,833,809	$ 39,249,626	$ 46,172,001

        The foregoing assumes total loan origination volumes of $1.535 billion, $2.005 billion, $2.863 billion and $3.709 billion for each of 2004, 2005, 2006 and 2007, respectively.

        Certain matters discussed herein, including, but not limited to, these projections, are forward-looking statements that involve risks and uncertainties. While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections would be realized or that the actual results for the years ending December 31, 2004, 2005, 2006 and 2007 would not vary materially from those shown above.

        In addition, these projections may not have been prepared in accordance with accounting principles generally accepted in the United States, and neither the Company’s nor Parent’s independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and, accordingly, assume no responsibility for these projections. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Parent, Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Parent, Purchaser or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the Commission. Such reports, proxy statements and other information are be available for inspection at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

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8.     Certain Information Concerning Purchaser and Parent.

        General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 1 CIT Drive, Livingston, New Jersey 07039, Telephone: (973) 740-5000. Purchaser is a wholly owned subsidiary of Parent.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a Delaware corporation. Its principal offices are located at 1 CIT Drive, Livingston, New Jersey 07039, Telephone: (973) 740-5000. Parent is a global commercial and consumer finance company that was founded in 1908. Parent provides financing and leasing capital for companies in a wide variety of industries, offering vendor, equipment, commercial, factoring, consumer, and structured financing products.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer to Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and the Stockholders Agreements and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 2003, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 2003, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.     Financing of the Offer and the Merger.

        The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $386 million. Purchaser will obtain all of such funds from Parent. Parent will provide such funds from cash on hand.

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10.   Background of the Offer; Contacts with the Company; the Merger Agreement and Related Agreements.

        Background of the Offer; Contacts with the Company. On September 24, 2004, the Board appointed a strategic committee (the “Strategic Committee”), consisting of Richard J. Hughes, as the Chairman, Robert deRose, Michael J. Shaut and Samuel Belzberg, to evaluate strategic alternatives for the Company. The Strategic Committee met on October 7 and 19, 2004 and with the full Board on October 22 and 29, 2004, and at these meetings had discussions, and received information from UBS, regarding the market for companies in the student loan sector and the probability of attracting a potential buyer.

        The Strategic Committee, on November 1, 2004, formally engaged UBS as its exclusive financial advisor and asked UBS to solicit indications of interest regarding a possible business combination with the Company.

        In accordance with directions from the Strategic Committee, during the week of November 1, 2004, UBS contacted and discussed the opportunity with four potential buyers that did not currently operate in the student lending sector, including Parent. During the remainder of that week and the beginning of the following week, confidentiality agreements were negotiated with these parties and information about the Company and its business was distributed to them. Preliminary, non-binding indications of interest were requested by November 22, 2004. The Strategic Committee decided to first approach buyers that did not currently operate in the student lending sector because, among other reasons, it believed that such buyers might require a longer time period to conduct due diligence.

        From November 9, 2004 through November 21, 2004, the four potential buyers were given the opportunity to conduct due diligence calls with members of the Company’s management team prior to submitting their indications of interest. In addition, as part of the due diligence process, on November 12, 2004, the Company provided Parent a data tape containing information regarding the loans in the Company’s student loan portfolio. During the week of November 22, 2004, several of the potential buyers, including Parent, submitted preliminary indications of interest.

        On November 22 and 24, 2004, the Strategic Committee discussed with UBS these indications of interest and decided to invite the parties that had submitted indications of interest to due diligence sessions with the Company in Cincinnati, Ohio. The Strategic Committee also directed UBS to contact and discuss the opportunity with companies that already operated in the student lending sector.

        Over the next two weeks, UBS had discussions with four such companies. All of them expressed an interest in learning more about the opportunity, and information about the Company and its business was distributed to them during the first two weeks of December.

        From December 6, 2004 through December 21, 2004, the Company held due diligence sessions in Cincinnati, Ohio with each party that had indicated interest in acquiring the Company, including Parent.

        During the week of December 20, 2004, bids were submitted by the interested parties, including Parent. Parent’s bid included its proposed mark-up of the draft merger agreement that the Company had provided to the interested parties. Among other matters reflected in its mark-up of the agreement, Parent requested that the Company enter into a stockholder rights agreement in connection with the execution of a definitive merger agreement. Parent also indicated that it was willing to structure the transaction as a tender offer followed by a second-step merger.

        On December 23, 2004, the Strategic Committee convened to evaluate the bids received to that date. During the week of December 27, 2004, an additional party submitted an indication of interest, which prompted a meeting of the Strategic Committee on December 28, 2004.

        On December 27, 2004, legal counsel for the Company and Parent discussed Parent’s proposed changes to the Company’s form of merger agreement. The parties discussed a number of the representations and warranties contained in the agreement, the covenants governing the period between signing and closing, the non-solicitation provisions, and Parent’s request for the Company to adopt a stockholder rights agreement. The parties agreed on the events upon which the agreement could be terminated by the Company and upon what circumstances a termination fee would become payable by the Company to Parent. The parties were unable to agree on the amount of the termination fee.

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        The Strategic Committee made the decision to proceed with confirmatory due diligence with two of the bidders. On December 29, 2004 through December 31, 2004, these two parties completed confirmatory due diligence, which included site visits to the Company’s servicing operations in Cleveland, Ohio, and meetings with senior executives of the Company, and participated in discussions with Thompson Hine LLP, the Company’s legal counsel, and UBS to clarify the terms and conditions of their bids.

        Following its confirmatory due diligence, Parent on, January 2, 2005, submitted a revised bid, which increased its offer price to $19.05 per Share. The revised bid was subject to approval by Parent’s board of directors, which was scheduled to meet on January 4, 2005, and the execution by the Company of an exclusivity agreement. The revised bid was also subject to certain of the Company’s directors, officers and significant stockholders entering into stockholder support agreements pursuant to which the individuals would agree to support the proposed transaction, and to six members of the Company’s management agreeing to revised terms of employment that would become effective upon the completion of the Merger. In its revised bid, Parent confirmed that it had completed its due diligence review of the Company. Parent also continued to indicate that it was willing to structure the transaction as a tender offer followed by a second-step merger.

        The Strategic Committee, at a meeting held on January 2, 2005, considered Parent’s revised bid and the request to enter into an exclusivity agreement, and unanimously approved the execution of the exclusivity agreement proposed by Parent. Among other matters considered, the Strategic Committee heard from UBS that it was prepared to deliver a fairness opinion with respect to the per Share price included in Parent’s revised bid. That afternoon, the Company signed the exclusivity agreement, which provided that it would expire at 9:00 a.m. on January 5, 2005. The Company, with the assistance of Thompson Hine LLP and UBS, continued to negotiate with Parent the final terms of a merger agreement, as well as the terms of the stockholder support agreements.

        On January 2 and 3, 2005, discussions were held regarding the amended terms of employment that would be presented to the six members of management referenced in Parent’s revised bid.

        On January 3, 2005, the amended employment agreements proposed to be entered into with Robert deRose, the Company’s Chairman of the Board and Chief Executive Officer, Michael H. Shaut, the Company’s President and Chief Operating Officer, James G. Clark, the Company’s Executive Vice President and Chief Financial Officer, and Douglas L. Feist, the Company’s Executive Vice President, Secretary and General Counsel, and the new employment letters proposed to be entered into with Fabrizio Balestri, the President and Chief Executive Officer of the Company’s subsidiary Student Loan Xpress, Inc., and David A. Beach, the Company’s Executive Vice President and Chief Marketing Officer, were finalized.

        Each of Messrs. deRose, Shaut and Feist agreed to extend the term of his employment for three years after the Merger and, in the case of Messrs. deRose and Shaut, to extend the period during which he cannot compete with the Company or solicit any of its customers, clients or employees following the termination of his employment to a period of three years after such termination. In addition, each of Messrs. deRose, Shaut and Feist agreed to amend his employment agreement to eliminate his right to terminate his employment agreement for “good reason” in connection with the consummation of the Merger. Mr. Clark agreed to continue his employment with the Company for up to five months after the Merger in order to assist the Company with transition matters in connection with the Merger. Each of Messrs. Balestri and Beach agreed to enter into a new employment agreement providing that he cannot compete with the Company or solicit any of its customers, clients or employees for a period of three years after the Merger.

        On January 3, 2005, counsel for the Company and Parent again discussed the proposed terms of a merger agreement. The parties agreed on the final terms of the agreement, including the amount of the termination fee that would be payable by the Company to Parent under certain circumstances.

        The Company’s Board of Directors met on January 3, 2005, and unanimously voted to approve the Merger Agreement with Parent and recommend that the Company’s stockholders accept the Offer and tender their shares into the Offer. At this meeting, the Board considered, among other things, the matters set forth in the Company’s Schedule 14D-9 under the heading “Reasons for the Recommendation of Our Board of Directors.” In addition, UBS rendered its oral opinion addressed to the Company’s Board that, as of that date, and subject to and based on the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Company’s outstanding Shares (other than Parent, Purchaser and their respective affiliates) pursuant to the Offer

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and the Merger is fair, from a financial point of view, to such holders. The Board’s approval of the Merger Agreement was subject to the condition that the Company did not receive, before the execution of the Merger Agreement with Parent, any additional or revised bids that the Strategic Committee believed should be brought to the attention of the full Board. In connection with its approval of the Merger Agreement, the Board was aware that the transaction was also subject to the approval of Parent’s board of directors, which was scheduled to meet the following day.

        On Tuesday morning, January 4, 2005, the second party that had previously submitted a bid and conducted confirmatory due diligence revised the terms of its bid, including an increase in its offer price. The new offer price was, however, still less than the price offered by Parent, and the bid was subject to certain contingencies not present in Parent’s bid. The bid also contemplated a straight merger transaction, without the upfront tender offer included in Parent’s bid, which meant the completion of the transaction, and the receipt of consideration by the Company’s stockholders, would involve a delay as compared to the transaction with Parent.

        On Tuesday afternoon, Parent’s board of directors approved the proposal outlined in its revised bid, and approved the execution of the Merger Agreement and the transactions contemplated thereby.

        The Strategic Committee reconvened on January 4, 2005, considered the status of negotiations with Parent and the revised bid by the second party, and UBS delivered its written opinion addressed to the Company’s Board of Directors that, as of January 4, 2005, and subject to and based on the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Company’s outstanding Shares (other than Parent, Purchaser and their respective affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. The Strategic Committee decided that a meeting of the full Board was not necessary and unanimously confirmed the decision to proceed with the transaction with Parent.

        On the evening of January 4, 2005, the Company and Parent signed the Merger Agreement and each issued a press release announcing the transaction. Concurrently with the execution of the Merger Agreement, the Company executed a Rights Agreement with American Stock Transfer & Trust Company and entered into amended or new employment agreements with six of the Company’s executives. In addition, a number of the Company’s directors, executives and stockholders entered into the Stockholder Agreements with Parent.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Purchaser and Parent with the Commission in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained as set forth in Section 7.

        The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than ten days after the public announcement of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the Offer Consideration, which changes the consideration payable in the Offer, which reduces the number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14 or which changes the terms of the Offer in a manner adverse to holders of Shares.

        The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent.

        Pursuant to the Merger Agreement, each share of common stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, all outstanding Shares (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary

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of Parent) by virtue of the Merger and without any action on the part of the holders thereof, will be canceled, and each holder of a certificate representing any Shares immediately prior to the Effective Time (a “Stock Certificate”) will thereafter cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration therefor upon the surrender of the Stock Certificate or (ii) with respect to any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law, payment from the Surviving Corporation of the “fair value” of such shares of Common Stock as determined under Section 262 of Delaware Law, subject to the conditions set forth therein and in accordance with Section 1.06 of the Merger Agreement.

        The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation; provided, however, that, at the Effective Time, (i) the certificate of incorporation and the bylaws of the Surviving Corporation will contain the provisions with respect to exculpation from liability, indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement, which provisions (together with all provisions regarding indemnification, exculpation from liability or advancement of expenses contained in any agreements or commitments of the Company) will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who at the Effective Time were present or former directors, officers or employees of the Company, unless to the extent that such modification is required by any applicable law, statute, rule, regulation, code, order, judgment, injunction, writ, decree, license or permit of any Governmental Authority (as defined below) (“Applicable Law”) and (ii) Article I of the certificate of incorporation of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Education Lending Group, Inc.”

        Stockholders’ Meeting. If required by Delaware Law in order to consummate the Merger, as soon as practicable following the purchase of Shares pursuant to the Offer, the Company will take all actions necessary in accordance with Delaware Law and with the Company’s certificate of incorporation and bylaws to convene a meeting of its stockholders to approve the Merger and adopt the Merger Agreement. The Company’s Board of Directors will recommend that the Company’s stockholders approve the Merger and adopt the Merger Agreement, and will cause the Company to use all reasonable efforts to solicit from the stockholders proxies to vote therefor, unless the Merger Agreement is terminated in accordance with its terms.

        Proxy Statement. The Company will, if required by Applicable Law for the consummation of the Merger, prepare and file with the SEC preliminary proxy materials or an information statement (any such proxy materials or information statement being, the “Proxy Statement”) relating to the approval of the Merger and the adoption of the Merger Agreement by the Company’s stockholders, and will file with the SEC a revised preliminary Proxy Statement, if appropriate, and a definitive Proxy Statement. The Company has agreed to include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger and to use all reasonable efforts to solicit from the stockholders proxies to vote for such approval and adoption.

        Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the date on which Purchaser’s designees have been appointed to the Board of Directors of the Surviving Corporation, unless Parent shall otherwise agree in writing and as expressly contemplated or permitted for in the Merger Agreement, the business of the Company shall be conducted only in the ordinary course consistent with past practice. The Merger Agreement further provides that:

(a)	the Company will not adopt or approve any amendment to its certificate of incorporation or bylaws;

(b)	the Company will not (i) acquire any amount of capital stock of any other Person; (ii) acquire any assets of any other Person other than in the ordinary course of business consistent with past practice; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant or suffer to exist any Lien on any of its assets except in the ordinary course of business and consistent

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with past practice; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (b);

(c)	the Company will not declare, set aside or pay any dividends, make any distributions in respect of Shares or other capital stock of the Company, or redeem, repurchase or otherwise acquire any Shares or other capital stock of the Company;

(d)	the Company will not (i) issue, deliver, sell or grant or authorize the issuance, delivery, sale or grant of, any Shares or other capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, other than the issuance of Shares upon the exercise of Company Options and Company Warrants granted prior to the date hereof, (ii) split, combine, reclassify, redeem or purchase or otherwise acquire, directly or indirectly, any Shares or other capital stock of the Company, or (iii) amend the terms of the Shares or any other capital stock of the Company;

(e)	except to the extent required by Applicable Law or by existing written agreements or plans disclosed in the Company SEC Reports or in the Company Disclosure Schedule, the Company will not increase in any manner the compensation or fringe benefits of any of its directors, officers or employees (other than annual increases, in the ordinary course of business consistent with past practices, in the compensation or fringe benefits of any employees who are not executive officers), pay any pension or retirement allowance to any such directors, officers or employees, become a party to, amend or commit itself to any pension, retirement, profit-sharing, welfare benefit plan or employment agreement with or for the benefit of any such director, officer or employee, grant any severance or termination pay or stay-in-place bonus to any such director or officer, increase the benefits payable under any existing severance or termination pay or stay-in-place bonus policies or make any discretionary equity or equity-based award to such director, officer or employee;

(f)	the Company will not make, change or rescind any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or surrender any right to claim for a Tax Refund;

(g)	the Company will not change its accounting procedures and practices in any material respects, except to the extent required by changes in generally accepted accounting principles;

(h)	the Company will not permit any item of Intellectual Property Rights owned by the Company to lapse or to be abandoned or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every Intellectual Property Right owned by the Company;

(i)	the Company will not fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(j)	except in the ordinary course of business and consistent with past practice, the Company will not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(k)	the Company will not amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights thereunder, other than in the ordinary course of business and consistent with past practice; and

(l)	the Company will not agree to do any of the foregoing and the Company will cause each of its Subsidiaries not to do any of the foregoing.

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        Company Board Representation. The Merger Agreement provides that, if requested by Parent or Purchaser, promptly following the purchase by Purchaser of that number of Shares pursuant to the Offer which, when aggregated with the Shares then owned by Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis, the Company will take all reasonable actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the ratio of the number of Shares beneficially owned by Purchaser or its affiliates to the number of Shares then outstanding. Notwithstanding the foregoing, until the Effective Time, the Company’s Board of Directors will always have at least two members who are currently directors of the Company (“Continuing Directors”), except to the extent no such individuals wish to be Continuing Directors.

        The Merger Agreement provides that, following the election or appointment of Purchaser’s designees in accordance with the immediately preceding paragraph, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any recommendation to stockholders or any modification or withdrawal of any such recommendation, any retention of counsel and other advisors in connection with the transactions contemplated by the Merger Agreement, or any waiver of any of the Company’s rights thereunder, will require the concurrence of the Continuing Directors, unless no individuals who are currently directors of the Company are then serving as directors.

        Access to Information. Pursuant to the Merger Agreement, until the Effective Time or earlier termination of the Merger Agreement, the Company shall, upon reasonable notice, afford reasonable access during regular business hours to the properties, offices, books and records of the Company, and shall furnish Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as they may reasonably request and Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

        No Solicitation of Transactions. The Company has agreed that it shall not, and will direct and will cause its officers, directors, employees and agents not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, take any action (including, without limitation, the amendment of the Rights Agreement (defined below) or the redemption of the rights issued thereunder) to facilitate the consummation of, or enter into agreements with any other Person with respect to, any Company Acquisition Proposal, (ii) engage or participate in discussions or negotiations with any person with respect to a Company Acquisition Proposal or (iii) in connection with a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person, except that the Company may take any action described in clause (ii) or (iii) if (A) such action is taken in connection with an unsolicited Company Acquisition Proposal, (B) in the good faith judgment of the Board, after having received the advice of a financial advisor of internationally recognized reputation and independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) (1) the Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Transaction and (2) the failure to take such action would be a breach of the fiduciary duties of the Board under Applicable Law and (C) in the case of the disclosure of nonpublic information relating to the Company in connection with a Company Acquisition Proposal, such information is covered by a confidentiality agreement that is no less favorable to the Company than is afforded by the Confidentiality Agreement, dated November 3, 2004, between Company and Parent (the “Confidentiality Agreement”). The Company will promptly notify Parent orally, and confirm such notification in writing within 24 hours of such notification, of any Company Acquisition Proposal or any inquiries with respect thereto. Any such written notification will include the identity of the Person making such inquiry or Company Acquisition Proposal and a description of the material terms of the Company Acquisition Proposal (or the nature of the inquiry) and will indicate whether the Company is providing or intends to provide the Person making the Company Acquisition Proposal with access to nonpublic information relating to the Company or any of its Subsidiaries. “Company Acquisition Proposal” means any good faith offer or proposal for (x) a merger or other business combination involving the Company or any of its Subsidiaries and any Person (other than Parent, Purchaser or any other Subsidiary of either Parent or Purchaser), (y) an acquisition by any Person (other than Parent, Purchaser or any other Subsidiary of either Parent or Purchaser) of assets or earning power of the Company and/or its Subsidiaries, in one or more transactions, representing 25% or more of the consolidated assets or earning

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power of the Company and its consolidated subsidiaries, or (z) an acquisition by any Person (other than Parent, Purchaser or any other Subsidiary of either Parent or Purchaser) of securities representing 25% or more of the voting power of the Company. “Superior Transaction” means a transaction embodying a Company Acquisition Proposal having terms (including conditions to consummation of the contemplated transaction) that the Board determines, in its good faith judgment, to be more favorable to the Company and its stockholders than the Offer and Merger and for which financing, to the extent required, is then committed or is reasonably likely to be obtained in a timely manner.

        The Company has also agreed that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (in each case, an “Acquisition Agreement”) related to any Company Acquisition Proposal, except that, prior to the acceptance for payment of Shares pursuant to the Offer, the Board may, in response to an unsolicited Company Acquisition Proposal, (A) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (B) approve or recommend any such Company Acquisition Proposal, if the Board determines in good faith after having received the advice of a financial advisor of internationally recognized reputation and independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) that such Company Acquisition Proposal constitutes a Superior Transaction and that the failure to take any such action would be a breach of the fiduciary duties of the Board under Applicable Law and concurrently with such approval or recommendation, the Company terminates the Merger Agreement and promptly thereafter enters into a definitive Acquisition Agreement with respect to such Superior Transaction.

        Employee Stock Options. At the Effective Time, each outstanding Company Option, whether or not vested or exercisable, will be canceled, and in consideration of such cancellation, will be converted into the right to receive, without interest, an amount in cash (the “Cash Payment”) equal to the product of (i) the number of Shares subject to the Company Option and (ii) the excess of (A) the Merger Consideration over (B) the exercise price per share of the Company Option.

        Directors’ and Officers’ Indemnification Insurance. The Merger Agreement provides that the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to exculpation from liability, indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at the Effective Time, were present or former directors, officers or employees of the Company, except to the extent that such modification shall be required by law.

        The Merger Agreement also provides that the Surviving Corporation shall use reasonable efforts to maintain in effect for six years from the Effective Time officers’ and directors’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company’s existing D&O Insurance policy on terms with respect to scope of coverage, policy limits and retentions that are no less favorable to such Persons than the terms set forth in the Company’s existing D&O Insurance policy or (ii) purchase tail insurance in respect of the Company’s existing D&O Insurance that remains in effect for at least six years; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for D&O Insurance. Pursuant to the Merger Agreement, Parent agreed to guarantee the performance of all the foregoing obligations of the Surviving Corporation, including the obligations of the Surviving Corporation under its certificate of incorporation and bylaws.

        Rights Agreement. On January 4, 2005, the Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent. Pursuant to the Merger Agreement, the Company agreed not to (a) amend the Rights Agreement in any manner adverse to Parent or Purchaser or (b) amend the Rights Agreement or redeem the rights issued thereunder to facilitate either the consummation of any Company Acquisition Proposal or the acquisition by any person or group (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of 15% or more of the Company’s outstanding voting securities.

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        Reasonable Efforts. The Merger Agreement provides that each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under Applicable Law to satisfy the conditions to the Offer and the conditions to closing of the Merger.

        Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company’s business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, taxes, the Rights Agreement, material contracts, insurance and brokers.

        Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if required by Applicable Law, the Merger Agreement and the Merger shall have been adopted and approved, respectively, by the requisite vote of the stockholders of the Company; (b) no provision of Applicable Law which has the effect of making the Offer or the Merger illegal or otherwise restrains or prohibits the purchase of the Shares or the consummation of the Merger shall be in effect; and (c) Purchaser shall have purchased all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Termination. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger and adoption of the Merger Agreement by the Company’s stockholders):

(a) by mutual written consent of the Company, on the one hand, and Parent and Purchaser, on the other hand;

(b) by either the Company, on the one hand, or Parent and Purchaser, on the other hand, if:

(i) the Merger has not been consummated by December 31, 2005, provided that the failure of the Merger to be consummated by such date is not the result of, or caused by, the failure of the party seeking to exercise the termination right to fulfill any of its obligations under the Merger Agreement; or

(ii) any Applicable Law has been enacted, or any final and non-appealable order has been issued by any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of the United States or any political subdivision thereof, whether federal, state, local or municipal (“Governmental Authority”) that makes consummation of the Offer or the Merger illegal or otherwise permanently prohibited; except that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose breach of any provision of the Merger Agreement results in the application or imposition of such Applicable Law or order;

(c) by the Company, if the Offer has not been consummated by March 31, 2005, unless the failure of the Offer to be consummated shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its representations or warranties contained in the Merger Agreement;

(d) by Parent or Purchaser, if:

(i) the Offer has not been consummated by March 31, 2005 unless the failure of the Offer to be consummated shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their representations or warranties contained in the Merger Agreement;

(ii) the Board has (A) amended or withdrawn, in any manner adverse to Parent and Purchaser, the Board’s recommendation that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer, (B) approved or recommended to the Company’s stockholders any Company Acquisition Proposal, (C) approved or recommended that the Company’s stockholders tender their Common Stock to any Person other than Purchaser, or (D) agreed to do any of the foregoing; or

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(iii) any Person or group (other than Parent, Purchaser or any of their Subsidiaries) has become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding Shares; and

(e) by the Company if the Board, in response to an unsolicited Company Acquisition Proposal, determines in good faith after having received the advice of a financial advisor of internationally recognized reputation and independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) that such Company Acquisition Proposal constitutes a Superior Transaction, and that it would be a breach of fiduciary duties not to approve or recommend such Company Acquisition Proposal and the Board approves or recommends such Company Acquisition Proposal, provided the Company, simultaneously with such termination, pays Purchaser the Termination Fee (as defined below). No such termination by the Company will be effective unless and until Parent has received the Termination Fee.

        Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled “Fees and Expenses”, (ii) for the payment of the Termination Fee and (iii) with respect to any liabilities for damages incurred or suffered by a party as a result of the breach by any other party of any of its representations, warranties or agreements in the Merger Agreement.

        Fees and Expenses. In the event that:

(a) any Person (including, without limitation, the Company or any affiliate thereof), other than Parent or any Subsidiary of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, the Company shall have amended the Shareholder Rights Plan in a manner adverse to Parent or Purchaser or to facilitate the acquisition of shares by such Person, and the Merger Agreement shall have been terminated pursuant to (c) or (d) under “Termination” above; or

(b) any person shall have commenced, publicly proposed or communicated to the Company, a Company Acquisition Proposal that is publicly disclosed and (i) the Offer shall have remained open for at least 20 business days, (ii) the Minimum Condition shall not have been satisfied, (iii) the Merger Agreement shall have been terminated pursuant to (c) or (d) under “Termination” above and (iv) within eighteen (18) months after such termination a Company Acquisition Proposal is completed or the Company enters into a definitive Acquisition Agreement; or

(c) the Merger Agreement is terminated pursuant to (d)(ii) or (e) under “Termination” above;

then, in any such event, the Company will immediately pay to Purchaser a break-up fee of $13,500,000 (the “Termination Fee”).

        All costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expenses.

The Stockholders Agreements

        The following is a summary of certain provisions of the Stockholders Agreements. This summary is qualified in its entirety by reference to the Stockholders Agreements, which are incorporated herein by reference, and copies of which have been filed with the Commission as exhibits to the Schedule TO. The Stockholders Agreements may be examined and copies may be obtained as set forth in Section 7.

        As a condition and inducement to the Company’s and the Purchaser’s willingness to enter into the Merger Agreement, Parent entered into the Stockholders Agreements with the Stockholders. The Stockholders Agreements provide for the tender into the Offer of all Shares held by the Stockholders, which represents approximately 20% of the issued and outstanding Shares and, in addition, requires that the Stockholders tender Shares acquired after the date of the Stockholders Agreements, whether upon the exercise of warrants or options to acquire Shares or otherwise. Shares subject to the Stockholders Agreements must be validly tendered into the Offer as promptly as practicable, and in any event no later than the third business day, following the commencement of the Offer. The Stockholders may not withdraw any Shares so tendered.

        Except as otherwise provided in the Stockholders Agreements, each of the Stockholders will not:

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(a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing;

(b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto;

(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; or

(d) take any action that would make any representation or warranty of such Stockholder therein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his or her obligations thereunder.

        In addition, each of Messrs. deRose, Shaut, Feist, and Balestri, as Stockholders, has agreed with Parent in their respective Stockholders Agreements to extend the period during which he cannot compete with the Company. Messrs. deRose and Shaut agreed to extend the period during which he cannot compete with the Company or solicit any of its customers, clients, or employees for a period of three years after the Merger and for an additional period of three years following termination of his employment, but in no event later than the sixth anniversary following the Merger. Messrs. Feist and Balestri agreed to extend the period during which he cannot compete with the Company or solicit any of its customers, clients or employees for a period of three years after the Merger.

        Pursuant to the Stockholders Agreements, each Stockholder granted an irrevocable proxy to Parent (and agreed to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder’s Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and the Stockholders Agreements, (ii) against any Company Acquisition Proposal, (iii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that could result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the consummation of the Offer or the Merger not being fulfilled, and (iv) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Stockholder further agreed to cause such Stockholder’s Shares to be voted in accordance with the foregoing.

        None of the Stockholders will, and each Stockholder will direct and will cause his or her employees and agents not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, take any action to facilitate the consummation of, or enter into agreements with any other Person with respect to, any Company Acquisition Proposal, (ii) participate in discussions or negotiations with any Person with respect to a Company Acquisition Proposal, or (iii) in connection with a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or any of its Subsidiaries to any Person.

        The Stockholders Agreements (other than with respect to the non-solicitation and non-competition obligations of the Stockholders that are employed by the Company), and all rights and obligations of the parties thereunder, will terminate immediately upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) December 31, 2005.

        On January 14, 2005, the Stockholders owned (either beneficially or of record) 3,551,060 Shares, constituting approximately 20% of the outstanding Shares, which, when combined with such Stockholders’ currently exercisable options to purchase Shares, constitute approximately 24% of the Shares oustanding.

Confidentiality Agreement

        The following is a summary of certain provisions of the Confidentiality Agreement. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained as set forth in Section 7.

        The Confidentiality Agreement contains customary provisions pursuant to which Parent has agreed to keep confidential for a period of two years from the date of the Confidentiality Agreement all non-public, confidential

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information relating to the Company disclosed to it by the Company, subject to customary exceptions. The Confidentiality Agreement also provides that, for two years from the date of the Confidentiality Agreement, Parent will not (i) acquire or attempt to acquire any securities of the Company except as may be approved by the Company’s Board, (ii) solicit proxies from shareholders, (iii) assist another person in doing any of the foregoing or (iv) solicit for employment any employee of the Company.

11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

        Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board, by unanimous vote and upon the unanimous recommendation of a Strategic Committee of the Board, has determined that the Merger Agreement, the Offer and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders, has approved the Merger Agreement, the Offer and the Merger and recommends that its stockholders accept the Offer and tender their Shares in the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

        In the Merger Agreement, the Company has agreed to take all actions necessary in accordance with Delaware Law and with the Company’s certificate of incorporation and bylaws to convene a meeting of its stockholders as soon as practicable following the purchase of Shares pursuant to the Offer to approve the Merger and adopt the Merger Agreement. The Board will recommend that the Company’s stockholders approve the Merger and adopt the merger agreement, and will cause the Company to use all reasonable efforts to solict from the stockholders proxies to vote therefore, unless the Merger Agreement is terminable.

        The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser’s ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company’s conduct of its business and operations.

        Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company’s stockholders. In such event, Parent, Purchaser and the Company shall take all necessary actions in accordance with Delaware Law and file a certificate of merger with the Secretary of State of Delaware as soon as practicable. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company’s stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law (“Section 262”) will have the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares.

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Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including UBS) are not necessarily opinions as to “fair value” under Section 262.

        The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights under Delaware Law. The preservation and exercise of dissenters’ rights requires strict adherence to the applicable provisions of Delaware Law.

        Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing exploitation of the Company’s potential in conjunction with Parent’s businesses.

        Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any material change in the Company’s present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company’s obligation to file reports under Section 15(d) of the Act, (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (x) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.   Dividends and Distributions.

        The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, issue additional Shares (other than pursuant to the exercise of Company Options and Company Warrants), purchase or redeem Shares, or declare any dividends. See Section 10.

13.   Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

        Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Parent intends to cause the delisting of the Shares by Nasdaq as soon as possible after consummation of the Offer.

        Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq’s published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 750,000, the number of holders of Shares falls below 400 or the market value of such publicly held Shares is not at least $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In

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the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

        Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        Margin Regulations. The Shares are currently “margin securities”, as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities”.

14.  Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) as of the Expiration Date, any of the following conditions exist:

(a) Any provision of any Applicable Law is in effect that materially delays the consummation of the Offer or the Merger, makes the Offer or the Merger illegal or otherwise, directly or indirectly, prohibits the making of the Offer, the consummation of the Merger or the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by Purchaser or Parent.

(b) Any consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Authority required in connection with the execution, delivery and performance of the Merger Agreement has not been obtained or made, except (i) the filing of appropriate certificates of merger in accordance with Delaware Law, and (ii) where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have, or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”) or would not have, or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Parent and its Subsidiaries, taken as a whole, and would not render the Offer or the Merger illegal or provide a reasonable basis to conclude that the parties or their affiliates or any of their respective directors or officers will be subject to the risk of criminal liability.

(c) The Company has failed to perform the obligations to be performed by it under the Merger Agreement at or prior to such time or any representations and warranties of the Company contained in the Merger

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Agreement are not true at such time as if made at and as of such time (unless the representation or warranty is made as of a specified date, in which case such representation or warranty will be true as of such date), except to the extent that the failure to perform such obligations and the untruth of such representations and warranties is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of determining whether this condition has been met, any qualifications in such representations and warranties as to “material” or “Company Material Adverse Effect” will be disregarded.

(d) The Merger Agreement has been terminated in accordance with its terms.

(e) A Company Material Adverse Effect shall have occurred.

(f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of the Shares thereunder.

        The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.   Certain Legal Matters and Regulatory Approvals.

        General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent’s investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreements or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

        State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Prior to the execution of the Merger Agreement and the Stockholders Agreements, the Board by unanimous vote of all directors, approved the Merger Agreement, the Offer and the Merger and determined that each of the Merger Agreement, the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or

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principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

        Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stockholders Agreements are subject to such requirements. See Section 2.

        Pursuant to the HSR Act, Parent will file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stockholders Agreements with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer or from Parent, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

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Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16.  Fees and Expenses.

        Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Purchaser and Parent have retained the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid a fee of $6,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

CIT ELG Corporation

Dated: January 14, 2005

28

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

        The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 1 CIT Drive, Livingston, New Jersey 07309. Unless otherwise indicated, each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jeffrey M. Peek	Chairman since January 2005, Chief Executive Officer and President since July 2004 and director of CIT since September 2003. Prior to September 2003, Mr. Peek served as Vice Chairman of Credit Suisse First Boston LLC and was responsible for the firm’s Financial Services Division, including Credit Suisse Asset Management, Pershing and Private Client Services. Mr. Peek was on the Group Executive Board of Credit Suisse Group as well as a member of Credit Suisse First Boston’s Executive Board and Operating Committee. Prior to joining Credit Suisse First Boston in 2002, Mr. Peek was with Merrill Lynch since 1983, where he rose to the level of Executive Vice President of Merrill Lynch & Co., Inc. and was President of Merrill Lynch Investment Managers. He also served on the Executive Management Committee of Merrill Lynch & Co. Mr. Peek is a director of St. Paul Travelers Companies, Inc. Mr. Peek is also a director or trustee of the New York City Ballet, Teachers College at Columbia University, and the Brearley School and is affiliated with the Advisory Council at the Bendheim Center for Finance at Princeton University, Metropolitan Museum of Art, and the International Tennis Hall of Fame.

Gary C. Butler	Director of CIT since February 2004. Mr. Butler has served as President and Chief Operating Officer of Automatic Data Processing, Inc. (“ADP”) since 1998. Previously, Mr. Butler served as Group President, Employer Services at ADP since 1995, as President of ADP’s Dealer Services Division since 1989, and in a number of other executive and management positions at ADP since 1975. Mr. Butler is a director of ADP and Liberty Mutual Corporation.

William A. Farlinger	Director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Farlinger retired from Ontario Power Generation Inc. (formerly Ontario Hydro) in December 2003. Previously, Mr. Farlinger served as Chairman of Ontario Power Generation since November 1995, including as Chairman, President and Chief Executive Officer from August 1997 to March 1998. Prior to joining Ontario Hydro, Mr. Farlinger spent his entire business career with the accounting and management consulting firm of Ernst & Young, Canada, including serving as Chairman and Chief Executive Officer from 1987 to 1994. Mr. Farlinger is a Canadian citizen and also a member of the Order of Canada.

William M. Freeman	Director of CIT since July 2003. Mr. Freemen currently is the CEO of Leap Wireless International, Inc. Mr. Freeman retired from Verizon Communications Inc. in February 2004, where he served as President and Chief Executive Officer of the Public Communications Group since 2000. Previously, Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman serves on the Board of Trustees of Drew University and the National Board of Directors of Junior Achievement. Mr. Freeman is also a director of VAC Holding, Inc., a privately held communications company.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hon. Thomas H. Kean	Director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Kean has served as President of Drew University since February 1990, and is a former Governor of the State of New Jersey. He is also a director of Amerada Hess Corporation, ARAMARK Corporation, Fiduciary Trust Co. International, Franklin Resources, Inc., The Pepsi Bottling Group, and UnitedHealth Group Incorporated. Mr. Kean is also a trustee of The Robert Wood Johnson Foundation, a non-profit foundation.

Edward J. Kelly, III	Director of CIT since July 1, 2002. Mr. Kelly has served as President and Chief Executive Officer and a director of Mercantile Bankshares Corporation since March 2001, and additionally became Chairman in March 2003. Mr. Kelly served as Managing Director of J.P. Morgan Chase, and one of its predecessors, J.P. Morgan, from February 1996 to February 2001, as General Counsel and Secretary of J.P. Morgan from November 1994 to January 1996, and is a former partner in the New York law firm of Davis Polk & Wardwell. Mr. Kelly is also a director of Constellation Energy Group, CSX Corporation, The Adams Express Company and Petroleum & Resources Corporation, Hartford Financial Services Group and Axis Capital Holdings Limited.

Marianne Miller Parrs	Director of CIT since January 2003. Ms. Parrs has served as Executive Vice President of Administration at International Paper since 1999 and is currently responsible for Information Technology, Global Sourcing, Deliver, Investor Relations and IP Realty. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper. Previously, she served in a number of other executive and management positions at International Paper since 1974, and was a security analyst at a number of firms prior to joining International Paper. Additionally, Ms. Parrs sits on the board of the New York Women’s Forum, which is a non-profit organization. Ms. Parrs also serves on the board of Liaison Technologies (new name of ForestExpress), a private business-to-business company in the paper products industry.

Vice Admiral John R. Ryan	Director of CIT since July 2003. Mr. Ryan has served as President of the State University of New York Maritime College since June 2002, and has also served as the Interim President of the State University of New York at Albany since February 2004. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan is also a director of Cablevision Systems Corp. and the Center for Creative Leadership.

Peter J. Tobin	Director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin has been Special Assistant in Corporate Relations and Development to the President of St. John’s University since September 2003, and previously was Dean of the Peter J. Tobin College of Business at St. John’s University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is also a director of AXA Financial, Alliance Capital Management, L.P., a subsidiary of AXA Financial that manages mutual funds, PA Consulting Group and H.W. Wilson, a publishing company.

I-2

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lois M. Van Deusen	Director of CIT since January 2003. Ms. Van Deusen is the Managing Partner of McCarter & English, LLP, a major law firm located in Newark, New Jersey, and is a partner in the Real Estate Department. Ms. Van Deusen joined McCarter & English in 1977 and was named a partner in 1986. Additionally, Ms. Van Deusen sits on the board of Habitat for Humanity Newark, Inc.

Thomas B. Hallman	CIT’s Vice Chairman, Specialty Finance Group since September 2003. Previously, Mr. Hallman served as Chief Executive Officer of CIT’s Specialty Finance Group since July 2001. From 1995 to 2001, Mr. Hallman was Group Chief Executive Officer in charge of CIT’s Office Products and Technology Leasing business and CIT’s Consumer Division. Prior to joining CIT in 1995, Mr. Hallman held a number of executive and management positions with other financial services firms. Mr. Hallman is Chairman of the American Financial Services Association and serves on the boards of Dell Financial Services, Snap-On Credit and CIT Bank.

Robert J. Ingato	CIT’s Executive Vice President and General Counsel since June 2001, and additionally as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

Joseph M. Leone	CIT’s Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Lawrence A. Marsiello	Vice Chairman and Chief Lending Officer of CIT since September 2003. Previously, Mr. Marsiello served as Group Chief Executive Officer of CIT’s Commercial Finance Group since August 1999. Mr. Marsiello served as Chief Executive Officer of the Commercial Services business unit, the factoring unit of Commercial Finance, since August 1990, and in a number of other executive positions with CIT and Manufacturers Hanover Corporation, since 1974.

William J. Taylor	Executive Vice President and Controller of CIT since November 1999. Previously, Mr. Taylor served as Senior Vice President and Controller since 1993, as Vice President and Controller since 1991, and joined CIT as Vice President and Assistant Controller in 1989. Prior to joining CIT, he served as Senior Vice President and Controller of Crossland Savings FSB and as a Senior Audit Manager with KPMG specializing in financial services. Mr. Taylor is a certified public accountant and a member of the American Institute of Certified Public Accountants.

I-3

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Frederick E. Wolfert	Vice Chairman, Commercial Finance since September 2004. Previously, Mr. Wolfert served as President and CEO of GE Healthcare Finance since 2001. Prior to joining GE, he had served as President and Chief Operating Officer and a Member of the Board of Directors of Heller Financial Corporation, and before that as Chairman, President and CEO of KeyBank USA and Key Corp Leasing Ltd. since 1988. Earlier in his career he was employed by U.S. Leasing Corporation as Vice President, Business Development. Mr. Wolfert serves on the National Development Committee for the Equipment Leasing and Finance Foundation.

2. Directors and Executive Officers of Purchaser.

        The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 1 CIT Drive, Livingston, New Jersey 07309. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual’s name, refers to employment with Purchaser.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas B. Hallman	CIT ELG’s President and Director since January 2005. Mr. Hallman has served as CIT’s Vice Chairman, Specialty Finance Group since September 2003. Previously, Mr. Hallman served as Chief Executive Officer of CIT’s Specialty Finance Group since July 2001. From 1995 to 2001, Mr. Hallman was Group Chief Executive Officer in charge of CIT’s Office Products and Technology Leasing business and CIT’s Consumer Division. Prior to joining CIT in 1995, Mr. Hallman held a number of executive and management positions with other financial services firms. Mr. Hallman is Chairman of the American Financial Services Association and serves on the boards of Dell Financial Services, Snap-On Credit and CIT Bank.

Robert J. Ingato	CIT ELG’s Executive Vice President, Secretary and Director since January 2005. Mr. Ingato has served as CIT’s Executive Vice President and General Counsel since June 2001, and additionally as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

Joseph M. Leone	CIT ELG’s Executive Vice President, Chief Financial Officer and Director since January 2005. Mr. Leone has served as CIT’s Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant and a member of the American Institute of Certified Public Accountants.

I-4

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	By Hand or Overnight Courier: The Bank of New York Tender & Exchange Department -11 West 101 Barclay Street Receive and Deliver Window-Street Level New York, NY 10286

For Notice of Guaranteed Delivery
(for Eligible Institutions only)

By Facsimile Transmission:
(212) 815-6433

To Confirm Facsimile Transmission Only:
(212) 815-6212

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.
48 Wall Street
New York, New York 10005

Banks and Brokers call collect:
(212) 269-5550

All others call toll free:
(800) 859-8509